Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-174247) on Form S-3 and the Registration Statements (Nos. 333-76102; 333-127447, 333-139737; 333-60438, 333-161259; 333-174250) on Forms S-8 of Technical Communications Corporation of our report, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern dated December 22, 2021, on our audit of the consolidated financial statements of Technical Communications Corporation and Subsidiary as of September 24, 2022 and September 25, 2021 and for the years then ended, included in this Annual Report on Form 10-K of Technical Communications Corporation for the year ended September 24, 2022.

/s/ Stowe & Degon LLC

Westborough, Massachusetts

December 22, 2022